Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Norfolk Southern Corporation:

We consent to the incorporation by reference in registration statement numbers 33-52031, 333-71321, 333-60722, 333-100936 and 333-109069 on Form S-8 and 333-158240 on Form S-3 of Norfolk Southern Corporation of our reports dated February 17, 2010, with respect to the consolidated balance sheets of Norfolk Southern Corporation as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders' equity, and cash flows, for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Norfolk Southern Corporation.

/s/ KPMG LLP

Norfolk, Virginia

February 17, 2010